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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADC TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0743912
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
12501 Whitewater Drive Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip code)

ADC TELECOMMUNICATIONS, INC. 401(k) EXCESS PLAN (2001 RESTATEMENT)
(Full title of the plan)

Jeffrey D. Pflaum
Vice President, General Counsel and Secretary
ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343
(Name and address of agent for service)

(952) 938-8080
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price(1)	Amount of registration fee

Deferred Compensation Obligations(2)	$50,000,000	100%	$50,000,000	$12,500

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

(2)
The Deferred Compensation Obligations are unsecured obligations of ADC Telecommunications, inc. to pay deferred compensation in the future in accordance with the terms of the ADC Telecommunications, Inc. 401(k) Excess Plan.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, which have been filed by ADC Telecommunications, Inc. ("ADC") with the Securities and Exchange Commission, are incorporated by reference in this registration statement, as of these respective dates:

  (a)
  ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2000;

  (b)
  ADC's Quarterly Report on Form 10-Q for the quarter ended January 31, 2001;

  (c)
  ADC's Current Reports on Form 8-K, filed on January 19, 2001, January 29, 2001 and March 28, 2001; and

  (d)
  the description of ADC's common stock and common stock purchase rights contained in any registration statement or report filed by ADC under the Securities Act of 1933, as amended (the "Securities Act"), or in any report filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    In addition, all documents filed by ADC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

    The securities offered hereby are Deferred Compensation Obligations (as defined below) of ADC, which are being offered to eligible employees of ADC and its participating affiliates under the ADC Telecommunications, Inc. 401(k) Excess Plan (2001 Restatement) (the "Plan"). The Plan permits participants to defer, in accordance with the terms of the Plan, base salary and cash incentive compensation in excess of the annual individual contribution and compensation limits for participation in 401(k) plans imposed by the Internal Revenue Service. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary and cash incentive compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Deferred Compensation Obligations are denominated and paid in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations are not convertible into another security of ADC.

    The Deferred Compensation Obligations are unsecured obligations of ADC to pay deferred compensation in the future in accordance with the terms of the Plan and are subject to the claims of general creditors of ADC. The Deferred Compensation Obligations will rank equally with other unsecured indebtedness of ADC from time to time outstanding.

    The amounts of base salary and cash incentive compensation deferred by a participant (a "Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds with different degrees of risk, and a phantom stock fund whose return reflects the return on ADC's common stock. Participants may reallocate amounts among the various investment options on a daily basis. The Deferrals will not actually be invested in the investment options available under the Plan.

    ADC will also credit to participants' Deferral accounts certain amounts specified in the Plan related to matching contributions under the ADC Telecommunications, Inc. Retirement Savings Plan.

    ADC reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan. No amendment will reduce a participant's account balance as of the date of such amendment.

    A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

    Article IX of ADC's Restated Bylaws provides that ADC shall indemnify officers and directors to the extent permitted by Minnesota Statutes Section 302A.521 as now enacted or hereafter amended. ADC also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

4.1	ADC Telecommunications, Inc. 401(k) Excess Plan (2001 Restatement) (as amended and restated effective January 1, 2001) (incorporated by reference to Exhibit 10-c to ADC's Form 10-Q for the quarter ended January 31, 2001).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, as of May 23, 2001.

ADC TELECOMMUNICATIONS, INC.
By	/s/ RICHARD R. ROSCITT Richard R. Roscitt Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey D. Pflaum and Charles T. Roehrick and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and with such state securities commissions and other agencies as necessary, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on May 23 2001, by the following persons in the capacities indicated:

Signature	Title
/s/ RICHARD R. ROSCITT Richard R. Roscitt	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ ROBERT E. SWITZ Robert E. Switz	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ CHARLES T. ROEHRICK Charles T. Roehrick	Vice President and Controller (principal accounting officer)
/s/ JOHN A. BLANCHARD III John A. Blanchard III	Director

John J. Boyle III	Director
/s/ JAMES C. CASTLE James C. Castle, Ph.D.	Director
/s/ B. KRISTINE JOHNSON B. Kristine Johnson	Director
/s/ JEAN-PIERRE ROSSO Jean-Pierre Rosso	Director
/s/ JOHN D. WUNSCH John D. Wunsch	Director
/s/ CHARLES D. YOST Charles D. Yost	Director

EXHIBIT INDEX

Exhibit
4.1	ADC Telecommunications, Inc. 401(k) Excess Plan (2001 Restatement) (as amended and restated effective January 1, 2001) (incorporated by reference to Exhibit 10-c to ADC's Form 10-Q for the quarter ended January 31, 2001).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

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PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX